UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2009

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 1.02.  Termination of a Material Definitive Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2009, American Wagering, Inc. (the “Company”) entered into an agreement  (the “Agreement”) with Bruce Dewing, a member of the Company’s board of directors and president of the Company’s wholly-owned subsidiary, AWI Gaming, Inc.

Pursuant to the Agreement, the employment agreement dated June 14, 2005, as amended, between the Company and Mr. Dewing was terminated effective December 17, 2009.  As part of the termination of the employment agreement, the Company agreed to continue to pay Mr. Dewing at his current compensation rate of $144,000 annually through December 31, 2009.  The Company also agreed to pay Mr. Dewing his accrued, but unused, paid time off of approximately $15,500 in twelve monthly payments beginning January 15, 2010.  In addition, Mr. Dewing’s 50,000 remaining unvested stock options will fully vest on December 31, 2009.  The Company also agreed to pay Mr. Dewing’s medical insurance coverage through December 31, 2010.  The Agreement also contains a general release of claims by the Company and Mr. Dewing regarding any and all claims that they may have against each other through the date of the Agreement.

Pursuant to the Agreement, Mr. Dewing will remain president of AWI Gaming, Inc.  However, he will be employed on an at-will basis, and his annual salary will be reduced to $34,573 with a commensurate reduction in hours.  Mr. Dewing will also be entitled to three calendar months of severance pay upon termination by the Company of his at-will employment and mileage reimbursement related to travel to and from work.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: January 5, 2010
	By:	/s/ Melody Sherrill
Melody Sherrill
	Its:	Chief Financial Officer and Treasurer